Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

CONVERTIBLE PARTICIPATING PREFERRED STOCK, SERIES A-1

OF

LONESTAR RESOURCES US INC.

Pursuant to Sections 151 and 103 of the

General Corporation Law

of the State of Delaware

Lonestar Resources US Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof,

DOES HEREBY CERTIFY:

First: The Certificate of Incorporation of the Company authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting and the designation of each series of Preferred Stock, the powers (including voting power if any) of the shares of such series, and the preferences and other rights, and the qualifications, limitations or restrictions thereof.

Second: The Board of Directors, in accordance with the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, adopted the following resolution on June 14, 2017, providing for the issuance of a series of 150,000 shares of Preferred Stock of the Company designated as “Convertible Participating Preferred Stock, Series A-1.”

Resolved, that pursuant to the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of preferred stock designated as the “Convertible Participating Preferred Stock, Series A-1” (the “Series A-1 Preferred Stock”). The number of shares constituting such series shall be 150,000; provided that the Company may decrease such number from time to time, but not below a number equal to the sum of the number of shares of Series A-1 Preferred Stock then outstanding.

Section 2. Ranking.

(a)    Subject to the terms of this Certificate of Designations and the Series A-2 Certificate of Designations, the Series A-1 Preferred Stock will rank, with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution, (i) on a parity with the Series A-2 Preferred Stock and with each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to the Class A Common Stock and Class B Common Stock and each other existing and future class or series of capital stock of the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

(b)    The Series A-2 Preferred Stock and each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-1 Preferred Stock are herein referred to as “Parity Securities.” The Class A Common Stock, the Class B Common Stock and each other class or series of capital stock of the Company that ranks junior to the Series A-1 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company are herein referred to as “Junior Securities.”

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

“Adjusted EBITDAX” means net income,

(1)    less non-cash revenue or expense associated with Swap Agreements resulting from ASC 815,

(2)    less income or plus loss from discontinued operations and extraordinary items,

(3)    less cash received for the early termination of any swap, collar or other hedging or derivatives arrangements not otherwise attributable to monthly settlements or expirations in the ordinary course of business,

(4)    plus income taxes (including franchise taxes to the extent based upon that income),

(5)    plus interest expense,

(6)    plus depreciation, accretion of asset retirement obligations, depletion and amortization,

(7)    plus Intangible Drilling and Development Costs (as defined in Section 263 of the Internal Revenue Code of 1986, as amended) and other exploration expenses deducted in determining net income under successful efforts accounting.

For the purposes of calculating Adjusted EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if during such Reference Period the Company or any Subsidiary shall have made a Material Disposition, Adjusted EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Disposition occurred on the first day of such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Adjusted EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Holder Majority” has the meaning set forth in Section 19(b).

“Approved Holders” has the meaning set forth in Section 19(c).

“as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock that is either (i) then outstanding or (ii) issuable upon conversion of Series A-2 Preferred Stock then outstanding, in each case, whether or not the Series A Preferred Stock is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“Automatic Conversion Date” has the meaning set forth in Section 7(c).

“Beneficially Own” has the meaning ascribed to it in the Securities Purchase Agreement.

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in Fort Worth, Texas are generally required or authorized by law to be closed.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time, including this Series A-1 Certificate of Designations and the Series A-2 Certificate of Designations incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.

“Class A Common Stock” means the Company’s Class A Voting Common Stock, par value $0.001 per share.

“Class B Common Stock” means the Company’s Class B Non-Voting Common Stock, par value $0.001 per share.

“Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 5:00 pm, Fort Worth, Texas time, on the date in question.

“Closing Price” of the Class A Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) on such date of the shares of the Class A Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Select Market. If the Class A Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Global Select Market on any date of determination, the Closing Price of the Class A Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Class A Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Class A Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group or similar organization, or, if that bid price is not available, the market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined in good faith by the Board of Directors.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Common Stock Outstanding” has the meaning set forth in Section 9(a).

“Common Stock VWAP” means, as of any Trading Day, the per share volume-weighted average price displayed under the heading “Bloomberg VWAP” on Bloomberg page “LONE <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day or, if such price is not available on any Trading Day, the “Common Stock VWAP” shall be the fair market value as determined in good faith by the Board of Directors.

“Company” means Lonestar Resources US Inc., a Delaware corporation, and any successor thereto.

“Company Competitor” means any exploration and production company primarily operating in the Eagle Ford Shale in Texas.

“Constituent Person” has the meaning set forth in Section 17(a).

“Conversion Price” means $6.00 per share of Series A-1 Preferred Stock, subject to adjustment in accordance with the provisions of this Series A-1 Certificate of Designations.

“Conversion Rate” means an amount equal to the Stated Value per share of the Series A-1 Preferred Stock as of the date of determination, divided by the applicable Conversion Price as of such date of determination.

“Debt” means for any Person, the sum of the following (without duplication):

(1)    all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;

(2)    all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(3)    all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services;

(4)    all obligations under Capital Leases;

(5)    all obligations under Synthetic Leases;

(6)    all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Debt is assumed by such Person;

(7)    all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(8)    all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others;

(9)    obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;

(10)    obligations to pay for goods or services, even if such goods or services are not actually received or utilized by such Person;

(11)    any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a governmental requirement but only to the extent of such liability;

(12)    Disqualified Capital Stock;

(13)    the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and

(14)    the Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP, provided that the following will not be considered Debt for purposes of Section 20:

•	the issuance of preferred stock among the Company and its Subsidiaries;

•	the incurrence of hedging obligations not incurred for speculative purposes;

•	the incurrence of Debt in respect of unemployment, self-insurance, health, disability, public liability or other benefits obligations or bid, plugging or abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and workers’ compensation claims in the ordinary course of business;

•	the incurrence of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five Business Days;

•	any obligation in respect of a farm-in agreement or similar arrangement including the obligation to pay all or a share of the drilling, completion or other expenses of an exploratory or development well or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property;

•	the incurrence of in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business, or any final settlement thereof in cash if required pursuant to the terms thereof;

•	the incurrence of Debt consisting of the financing of insurance premiums in customary amounts in the ordinary course of business not to exceed $100,000 in the aggregate;

•	the incurrence of Debt arising from agreements providing for customary indemnification, adjustment of purchase price, holdbacks, earn outs, or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or capital stock of a Subsidiary;

•	the guarantee by the Company or by any of its Subsidiaries of any Debt of the Company or any of its Subsidiaries, to the extent such Debt is included in the calculation contemplated by Section 20 hereof;

•	non-cash obligations under ASC 815;

•	accounts payable and other accrued liabilities (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP; and

•	Debt associated with bonds or surety obligations required by governmental requirements in connection with the operation of the Company’s and its Subsidiaries’ oil and gas properties that is secured by cash or cash equivalents in amounts equal to such Debt.

“Dividend Payment Date” has the meaning set forth in Section 4(c).

“Dividend Period” has the meaning set forth in Section 4(c)(ii).

“Dividend Rate” means 9.00% per annum, subject to adjustment pursuant to Section 4(e); provided, however, with respect to any Dividend Period in which the Dividend Rate is adjusted, the applicable Dividend Rate for such Dividend Period will be calculated by determining the sum, for each day during such Dividend Period, of the product of the Dividend Rate in effect on such day (without giving effect to this proviso but giving effect to any other adjustments) multiplied by the Stated Value and, without duplication, Unpaid Dividends, per share of Series A-1 Preferred Stock on such day.

“Equity Conditions” means (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Holder conversion notices pursuant to Section 7(a) of the applicable Holder on or prior to the dates so requested or required, if any; (b) (i) there is an effective registration statement pursuant to which either (A) the Company may issue the underlying shares of Class A Common Stock to be issued upon conversion or the dividend or (B) the Holders are permitted to utilize the prospectus thereunder to resell all of the underlying shares of Class A Common Stock to be issued upon conversion or the dividend; (ii) all of the underlying shares of Class A Common Stock to be issued upon conversion or the dividend may be resold pursuant to Rule 144 under the Securities Act; or (iii) all of the shares of Class A Common Stock to be issued may be issued to the Holder pursuant to Section 3(a)(9) of the Securities Act and, in each case such Class A Common Stock may be immediately resold without restrictions under the Securities Act; (c) the Class A Common Stock is trading on a National Securities Exchange and all of the shares issuable are listed or quoted for trading on such National Securities Exchange (subject, if applicable, to notice of issuance); (d) there is a sufficient number of authorized, but unissued, shares of Class A Common Stock for the issuance of all of the underlying shares of Class A Common Stock to be issued upon conversion or the dividend; and (e) if there has been a public announcement of, or entry into an agreement providing for, a pending or proposed Reorganization Event or change of control, the underlying Class A Common Stock issued upon conversion or the dividend will not be subject to a trading “lock-up” under an agreement entered into with or at the request of the Company or this Certificate of Designations which restricts the sale or transfer of such Class A Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 17(a).

“Exchange Property Unit” has the meaning set forth in Section 17(a).

“Expiration Date” has the meaning set forth in Section 9(c).

“Holder” or “Investor” means the Person in whose name the shares of the Series A-1 Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series A-1 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Investor Directors” has the meaning set forth in Section 19(a).

“Investor Observer” has the meaning set forth in Section 19(a).

“Investor Representative” has the meaning ascribed to it in the Securities Purchase Agreement.

“Issue Date” means the date upon which the shares of Series A-1 Preferred Stock are first issued.

“Junior Securities” has the meaning set forth in Section 2(b).

“Mandatory Conversion Date” means, with respect to the shares of Series A-1 Preferred Stock of any Holder, a Business Day that is designated in a Mandatory Conversion Notice.

“Mandatory Conversion Notice” has the meaning set forth in Section 7(b).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Company and its Subsidiaries in excess of $5,000,000.

“Material Disposition” means any disposition of Property or series of related dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“NASDAQ Listing Rules” means the rules and regulations of the NASDAQ Stock Market, as amended from time to time, or the applicable rules of any successor stock exchange.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“Note Conversion Date” has the meaning set forth in Section 4(e)(ii).

“Notes” has the meaning set forth in Section 4(e)(ii).

“Optional Conversion Date” has the meaning set forth in Section 7(a).

“Parity Securities” has the meaning set forth in Section 2(b). For the avoidance of doubt, the term “Parity Securities” does not mean or include the Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PIK Quarter” has the meaning set forth in Section 4(d).

“Preferred Stock” has the meaning set forth in the recitals.

“Prevailing Market Price” means the arithmetic average of the Common Stock VWAP on each of the 20 consecutive Trading Days ending on and including the Trading Day immediately preceding the date as of which the Prevailing Market Price is to be determined.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Purchased Shares” has the meaning set forth in Section 9(c).

“Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.

“Redemption Notice” has the meaning set forth in Section 10(b).

“Reorganization Event” has the meaning set forth in Section 17(a).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of June 15, 2017, by and among the Company, Chambers Energy Capital III, LP, as Investor Representative, and the Investors party thereto.

“Series A Preferred Stock” means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Series A-1 Certificate of Designations” means this Series A-1 Certificate of Designations of Lonestar Resources US Inc., dated June 15, 2017, as it may be amended from time to time in accordance herewith.

“Series A-1 Preferred Stock” has the meaning set forth in Section 1.

“Series A-2 Certificate of Designations” means the Certificate of Designations of Lonestar Resources US Inc. relating to Series A-2 Preferred Stock, dated June 15, 2017, as it may be amended from time to time in accordance therewith.

“Series A-2 Preferred Stock” means a series of Preferred Stock designated as the “Convertible Participating Preferred Stock, Series A-2,” having the terms set forth in the Series A-2 Certificate of Designations.

“Specified Party” has the meaning set forth in Section 19(l).

“Stated Value” initially means $1,000 per share of the Series A-1 Preferred Stock, as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions with respect to the Series A-1 Preferred Stock and, if applicable, as adjusted pursuant to Section 4(d).

“Tender Offer” means a broad solicitation by a Person to purchase a substantial percentage of a company’s equity securities.

“Trading Day” means a Business Day on which the shares of Class A Common Stock:

(i)    are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and

(ii)    have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock.

“Unpaid Dividends” means, as of any date with respect to any one or more shares of Series A-1 Preferred Stock, the amount, as of such date, of any accrued and unpaid dividends or distributions on such one or more shares. For the avoidance of doubt, “Unpaid Dividends” do not include any dividends added to the Stated Value pursuant to Section 4(d).

Section 4. Dividends.

(a)    Dividends in General. From and after the Issue Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available therefor, cumulative dividends of the type and in the amount determined as set forth in this Section 4, and no more. Notwithstanding anything to the contrary in this Series A-1 Certificate of Designations, cash dividends shall be paid only to the extent the Company has funds legally available for such payment, and the Board of Directors declares such dividend payable.

(b)    Participating Dividends. For so long as any shares of Series A-1 Preferred Stock are outstanding, no cash dividend may be declared or paid on the Common Stock, and no other distributions may be made to holders of Common Stock, during a Dividend Period unless a cash dividend or such distribution, if applicable, is also declared and paid on the Series A-1 Preferred Stock to Holders for such dividend in the same form and in an amount per share of Series A-1 Preferred Stock equal to the product of (i) the per share dividend or distribution declared and paid in respect of each share of Class A Common Stock and (ii) the number of shares of Class A Common Stock into which such share of Series A-1 Preferred Stock would then be convertible (whether or not the Series A-1 Preferred Stock is then convertible) on the Record Date for such dividend or distribution. For purposes of this Section 4(b), “distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company.

(c)    Regular Dividends. In addition to participation in cash dividends on, or distributions to, Common Stock as set forth in Section 4(b), and subject to Section 4(d), commencing on the Issue Date, dividends on Series A-1 Preferred Stock shall accrue daily and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the preceding Business Day. Dividends payable pursuant to this Section 4(c), if, when and as declared by the Board of Directors, will be, for each outstanding share of Series A-1 Preferred Stock, payable, subject to Section 4(d), in cash as follows:

(i)    Dividends at amount equal to an annual rate equal to the Dividend Rate multiplied by the sum of (A) the Stated Value and (B), without duplication, the amount of Unpaid Dividends, on such share of Series A-1 Preferred Stock, payable in cash.

(ii)    Dividends payable pursuant to this Section 4(c) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 90. The period from the Issue Date to and including June 30, 2017 and each period from, but excluding, a Dividend Payment Date to, and including, the following Dividend Payment Date is herein referred to as a “Dividend Period.” Dividends payable pursuant to this Section 4(c) are cumulative. Such dividends shall begin to accrue and be cumulative from the Issue Date, shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date, in which case dividends will accrue on such Unpaid Dividends) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date.

(iii)    If the Optional Conversion Date, Automatic Conversion Date or Mandatory Conversion Date with respect to any share of Series A-1 Preferred Stock is prior to the Record Date for any dividend, the Holder of such shares will not be entitled to any such dividend, subject to any Unpaid Dividends being taken into account in Section 7. If the Optional Conversion Date, Automatic Conversion Date or Mandatory Conversion Date with respect to any share of Series A-1 Preferred Stock is after the

Record Date for any dividend but before the corresponding Dividend Payment Date, the Holder of such share of Series A-1 Preferred Stock shall have the right to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date.

(d)    PIK Dividends.

(i)    Notwithstanding anything to the contrary in Section 4(c), for no more than 12 Dividend Periods (whether consecutive or non-consecutive) prior to June 15, 2024 (a “PIK Quarter”), the Company may, at its option and in its sole discretion as exercised by the Board of Directors, with respect to all or any portion of the accrued, declared and payable dividends for such Dividend Period, elect to (A) pay such dividends in the form of additional shares of Series A-1 Preferred Stock at a per share price equal to $975.00 or, (B) in lieu of paying such dividends, increase the Stated Value of the applicable shares of Series A-1 Preferred Stock by an amount equal to the accrued and payable dividends on such shares for such applicable PIK Quarter. If the Company fails to fully declare and pay in cash by the Dividend Payment Date, or is unable to fully pay in cash by such date, the accrued dividends with respect to a Dividend Period then, with respect to any unpaid portion but subject to Section 4(e), (x) to the extent any of the 12 PIK Quarters remain available, the Company shall be deemed to have made an election under Section 4(d)(i)(B) and (y) to the extent none of the 12 PIK Quarters remain available, the Stated Value shall be automatically increased by an amount equal to the lesser of (i) a Dividend Rate of 9.0% per annum and (ii) the unpaid portion of any such accrued dividends (provided that any amounts which increase the Stated Value hereby shall no longer be considered Unpaid Dividends), with any remaining unpaid portion in excess of such increase in Stated Value remaining Unpaid Dividends.

(ii)    For the avoidance of doubt, any portion of a declared dividend not paid as provided in the foregoing clauses will be paid in cash.

(e)    Adjustments to Dividend Rate.

(i)    Except as permitted by Section 4(d)(i), and unless the Dividend Rate is already adjusted pursuant to Section 4(e)(ii), if, at any time, the Company fails to fully declare and pay all accrued dividends in cash on a Dividend Payment Date, then the Dividend Rate on the Series A-1 Preferred Stock shall automatically increase by (A) 5.0% per annum effective as of the first day of the applicable Dividend Period and (B) an additional 1.0% for each successive Dividend Period in which the Company so fails to fully declare and pay, up to the maximum Dividend Rate of 20.0% per annum. Dividends on the Series A-1 Preferred Stock shall accrue at the increased Dividend Rate for so long until the Company shall have paid dividends at such increased Dividend Rate fully in cash in accordance with Section 4(c) for two consecutive Dividend Periods, upon which time the Dividend Rate on Series A-1 Preferred Stock shall automatically decrease and revert to 9.0% per annum to the extent dividends continue to be paid fully in cash.

(ii)    If, on June 15, 2024, the Prevailing Market Price per share of the Common Stock, is less than the Conversion Price then in effect, or the terms of the automatic conversion in Section 7(c) are not satisfied, then the Dividend Rate shall automatically increase to 20.0% per annum as of such date, payable only in cash; provided, however, that, the Company, at its option and in its sole discretion (but only exercisable on such date in lieu of the Dividend Rate increase), may, by notice to the Holders, instead elect to exchange each share of outstanding Series A-1 Preferred Stock for senior unsecured obligations of the Company (the “Notes”) on such date (the “Note Conversion Date”) as follows:

•	each Holder shall receive a Note, which shall be a senior unsecured obligation of the Company, in the aggregate principal amount equal to the Stated Value of all such Holders’ outstanding shares of Series A-1 Preferred Stock plus, without duplication, any Unpaid Dividends;

•	the Notes shall bear an interest rate of 9.00% per annum, payable semi-annually in cash, with a principal maturity date of two years following the issuance of the Notes; and

•	the Notes shall be governed by terms substantially similar to the Company’s most recent, as of the Note Conversion Date, widely-marketed high yield indenture at such time; provided that in no event shall such terms be more restrictive than the indenture of Lonestar Resources America Inc., dated April 4, 2014, governing its 8.750% senior notes due 2019.

(f)    Each dividend will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which shall be on the fifteenth (15th) day of the month in which the relevant Dividend Payment Date occurs.

Section 5. Liquidation.

(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section 5(b) and to the rights of holders of any shares of capital stock of the Company then outstanding ranking senior to the Series A-1 Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Securities, a liquidating distribution in an amount equal to the greater of (i) the Stated Value plus, without duplication, Unpaid Dividends, per share and (ii) the amount of the liquidating distributions, as determined by the Board of Directors (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Company in accordance with applicable law), that would be made on the number of shares of Class A Common Stock into which such shares of Series A-1 Preferred Stock would be convertible (whether or not the Series A-1 Preferred Stock is then convertible) immediately before such liquidation, dissolution or winding-up of the Company. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company.

(b)    In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A-1 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)    The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up, but instead shall be subject to Section 17.

Section 6. Maturity. The Series A-1 Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Series A-1 Certificate of Designations.

Section 7. Conversion.

(a)    Optional Conversion. From and after the consummation of the Stockholder Meeting (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval has been obtained), each share of Series A-1 Preferred Stock shall be convertible, at the option of the Holder thereof, in minimum increments of 5,000 shares and even multiples thereof (or, if the aggregate amount of shares of Series A-1 Preferred Stock any such Holders is less than 5,000 shares, then all of such shares), at any time, and from time to time, into (i) the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate in effect as of the Optional Conversion Date plus (ii) cash in lieu of fractional shares, as set forth in Section 12(b); provided that in no event shall additional shares of Class A Common Stock be issued if doing so would result in a violation of applicable NASDAQ Listing Rules; provided, further, that in such instance, the Company shall take commercially reasonable efforts to effect the issuance in compliance with applicable NASDAQ Listing Rules. Any Unpaid Dividends on such shares of Series A-1 Preferred Stock as of such Optional Conversion Date will be paid (A) in cash or, (B) at the option and in the sole discretion of the Company, in the form of additional shares of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect; provided that such issuance of additional shares of Class A Common Stock would not result in a violation by the Company of any applicable NASDAQ Listing Rules. In order to convert shares of Series A-1 Preferred Stock into shares of Class A Common Stock pursuant to this Section 7(a), the Holder must surrender the certificates representing such shares of Series A-1 Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), accompanied by transfer instruments reasonably satisfactory to the Company, to the principal office of the Company (or such other place mutually acceptable to the Holder and the Company), together with written notice that such Holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, together with such notice by the Company or (in accordance with the immediately preceding sentence) its authorized agent will be the date of conversion (the “Optional Conversion Date”).

(b)    Mandatory Conversion. From and after the consummation of the Stockholder Meeting (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval has been obtained), and subject to the conditions in this Section 7(b), the Company shall have the right, at its option and in its sole discretion, at any time or from time to time, to cause some or all shares of Series A-1 Preferred Stock to be converted, in minimum increments of 5,000 shares and even multiples thereof (or, if the aggregate amount of shares of Series A-1 Preferred Stock held by any Holder is less than 5,000 shares, then all of the shares held by such Holder), into (i) that number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares, as set forth in Section 12(b). Any Unpaid Dividends on such shares of Series A-1 Preferred Stock as of such Optional Conversion Date will be paid (A) in cash or, (B) at the option and in the sole discretion of the Company, in the form of additional shares of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect; provided that such issuance of additional shares of Class A Common Stock would not result in a violation by the Company of any applicable NASDAQ Listing Rules. The right to mandatorily convert the Series A-1 Preferred Stock pursuant to this Section 7(b) is subject to the following conditions:

(i)    the Common Stock VWAP shall have exceeded 200% of the Conversion Price for 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, if such mandatory conversion occurs on or prior to June 15, 2019;

(ii)    the Common Stock VWAP shall have exceeded 175% of the Conversion Price for 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, if such mandatory conversion occurs on or after June 15, 2019 but prior to June 15, 2020;

(iii)    the Common Stock VWAP shall have exceeded 150% of the Conversion Price for 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, if such mandatory conversion occurs after June 15, 2020; and

(iv)    in all cases, (x) the Company shall have declared and paid all Unpaid Dividends up to and including the Mandatory Conversion Date and (y) the Equity Conditions are satisfied at the time of the Mandatory Conversion Notice and the time of conversion.

If the Company elects to exercise the Company’s rights under this Section 7(b), for such conversion to be effective, the Company shall deliver to each Holder a written notice (a “Mandatory Conversion Notice”) no later than five (5) Business Days after the applicable 30-Trading Day period, specifying (A) the Mandatory Conversion Date (which shall be no earlier than the date such Mandatory Conversion Notice is delivered to such Holder), (B) that the conversion will occur on such Mandatory Conversion Date and (C) with respect to such Holder, the number of shares of Class A Common Stock (and cash in lieu of fractional shares) into which such Holder’s shares of Series A-1 Preferred Stock will convert. If the Company elects to cause less than all the shares of the Series A-1 Preferred Stock to be converted, the Company shall select the Series A-1 Preferred

Stock to be converted from each Holder on a pro rata basis unless agreed upon otherwise by the Holders. If the Company selects a portion of a Holder’s Series A-1 Preferred Stock for partial conversion and such Holder converts a portion of its shares of Series A-1 Preferred Stock, both converted portions will be deemed to be from the portion selected for conversion at the option and in the sole discretion of the Company under this Section 7.

(c)    Automatic Conversion. If on June 15, 2024, the Stockholder Meeting has been consummated (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval has been obtained) and the Prevailing Market Price per share of the Common Stock is equal to or greater than the Conversion Price then in effect, and the Equity Conditions are satisfied, then each share of Series A-1 Preferred Stock shall automatically convert into (i) that number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock equal to the Conversion Rate then in effect on such date (the “Automatic Conversion Date”) plus (ii) cash in lieu of fractional shares, as set forth in Section 12(b). Any Unpaid Dividends on such shares of Series A-1 Preferred Stock as of such Automatic Conversion Date will be paid (A) in cash or, (B) at the option and in the sole discretion of the Company, in the form of additional shares of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect; provided that such issuance of additional shares of Class A Common Stock would not result in a violation by the Company of any applicable NASDAQ Listing Rules.

(d)    Conversion Prior to Requisite Stockholder Approval. For the avoidance of doubt, in no event shall in excess of 1,678,089 shares of Class A Common Stock be issued pursuant to this Section 7 in advance of the Requisite Stockholder Approval.

Section 8. Conversion Procedures.

(a)    On the Optional Conversion Date, the Mandatory Conversion Date or the Automatic Conversion Date, as applicable, with respect to any share of Series A-1 Preferred Stock, uncertificated book-entry shares representing the number of shares of Class A Common Stock into which the applicable shares of Series A-1 Preferred Stock are converted shall be promptly issued and delivered, and in the case of the Note Conversion Date, a promissory note evidencing the Note(s) shall be promptly issued and delivered, to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A-1 Preferred Stock, if any (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 21(b).

(b)    From and after the Optional Conversion Date, the Mandatory Conversion Date, the Automatic Conversion Date or Note Conversion Date, as applicable, the shares of Series A-1 Preferred Stock to be converted on such Optional Conversion Date, the Mandatory Conversion Date, the Automatic Conversion Date or Note Conversion Date, as applicable, will cease to be entitled to any dividends that may thereafter be declared on such Series A-1 Preferred Stock; such shares of Series A-1 Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Class A Common Stock (and cash in lieu of fractional shares, if applicable) upon conversion thereof and any dividends previously declared or otherwise accrued on the Series A-1 Preferred Stock but not paid) of the Holder of such shares of Series A-1 Preferred Stock to be converted shall cease and terminate with respect to such shares. Prior to the Optional Conversion Date, the Automatic Conversion Date or the Mandatory Conversion Date, as applicable, except as otherwise provided herein, Holders shall have no rights as owners of the Class A Common Stock (or other relevant capital stock or equity interest into which the Series A-1 Preferred Stock may then be convertible in accordance herewith) (including voting powers, and rights to receive any dividends or other distributions on the Class A Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A-1 Preferred Stock.

(c)    Shares of Series A-1 Preferred Stock duly converted in accordance with this Series A-1 Certificate of Designations, or otherwise reacquired by the Company.

(d)    The Person or Persons entitled to receive the Class A Common Stock and/or cash issuable upon conversion of Series A-1 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or securities as of the Close of Business on the Optional Conversion Date, the Automatic Conversion Date or the Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock and/or cash to be issued or paid upon conversion of shares of Series A-1 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(e)    In the event that fewer than all of the shares of Series A-1 Preferred Stock held by any Holder who have requested to have a certificate representing its shares of Series A-1 Preferred Stock are converted pursuant to Section 7, then a new certificate representing the unconverted shares of Series A-1 Preferred Stock shall be issued to such Holder concurrently with the issuance of book-entry shares representing the applicable Class A Common Stock.

Section 9. Anti-Dilution Adjustments.

(a)    The Conversion Price shall be subject to adjustment from time to time (successively and for each event described) in accordance with this Section 9. The term “Common Stock Outstanding” at any given time shall mean the aggregate number of shares of Class A Common Stock and Class B Common Stock issued and outstanding at such time.

(b)    If the Company, at any time or from time to time while any of the Series A-1 Preferred Stock is outstanding, shall (i) subdivide the then outstanding shares of Common Stock into a greater number of shares of Class A Common Stock, or (ii) combine the then outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a dividend, distribution, subdivision or combination in connection with a transaction to which Section 5 applies), then the Conversion Price in effect at the Close of Business on the Record Date for such dividend or distribution, or immediately preceding the effective time and date of such subdivision or combination shall be adjusted, effective at such time, so that the

Holder of each share of the Series A-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock that such holder would have owned or been entitled to receive immediately following such action had such shares of Series A-1 Preferred Stock been converted (whether or not the Series A-1 Preferred Stock is then convertible) immediately prior to such time.

(c)    In the case that a Tender Offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such Tender Offer (as amended through the expiration thereof) shall require the payment to holders of the Class A Common Stock (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board of Directors) per share of Common Stock that exceeds the Closing Price of the Common Stock on the last date on which tenders may be made pursuant to such Tender Offer (as amended through the expiration thereof) (the “Expiration Date”) or, if such date is not a Trading Day, the immediately preceding Trading Day, then, immediately prior to the opening of business on the day after the Expiration Date, the Conversion Price shall be reduced by multiplying the Conversion Price as of immediately prior to the Close of Business on the Expiration Date by a fraction (i) the numerator of which shall be equal to the product of (A) the Prevailing Market Price on the Expiration Date and (B) the number of shares of Common Stock Outstanding (including any tendered shares) on the Expiration Date, and (ii) the denominator of which shall be equal to (A) the product of (x) the Prevailing Market Price on the Expiration Date and (y) the number of shares of Common Stock Outstanding (including any tendered shares) on the Expiration Date less the number of all shares validly tendered, not withdrawn and accepted for payment on the Expiration Date (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (B) the amount of cash plus the fair market value (as determined in good faith by the Board of Directors) of the aggregate consideration payable to stockholders of the Company pursuant to the Tender Offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

(d)    Whenever the Conversion Price is to be adjusted in accordance with Section 9(b), the Company shall (i) compute the Conversion Price in accordance with Section 9(b) in good faith; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 9(b) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 9(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(e)    Rights Plans. If the Company has a rights plan in effect with respect to the Common Stock on the Optional Conversion Date, the Mandatory Conversion Date or the Automatic Conversion Date, upon conversion of any shares of the Series A-1 Preferred Stock, Holders of such shares will receive, in addition to the shares of Class A Common Stock, the rights under the rights plan relating to such Common Stock, unless, prior to such Optional Conversion Date, Mandatory Conversion Date or Automatic Conversion Date, as applicable, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock.

Section 10. Redemption.

(a)    After June 15, 2020, the Company may, at its option and in its sole discretion, redeem shares of Series A-1 Preferred Stock, in minimum increments of 5,000 shares and even multiples thereof (or such lesser amount in the event that fewer than 5,000 shares remain outstanding), for cash as follows:

(i)    prior to June 15, 2021, in an amount equal to 110% of the Stated Value plus, without duplication, any Unpaid Dividends;

(ii)    prior to June 15, 2022, in an amount equal to 105% of the Stated Value plus, without duplication, any Unpaid Dividends; and

(iii)    after June 15, 2022, in an amount equal to the Stated Value plus, without duplication, any Unpaid Dividends.

(b)    The Company shall provide written notice (the “Redemption Notice”) to the Holders at least 30 calendar days prior to any optional redemption in accordance with Section 10(a); provided that nothing in the Redemption Notice shall prohibit the Holders from converting Series A-1 Preferred Stock into Common Stock prior to the Company’s proposed redemption date. If the Company elects to redeem fewer than all of the outstanding shares of Preferred Stock pursuant to this Section 10, the Series A-1 Preferred Stock will be redeemed on a pro rata basis across all Holders based on their respective ownership of Series A-1 Preferred Stock unless agreed upon otherwise by the Holders. The shares of Series A-1 Preferred Stock Preferred Stock not redeemed shall remain outstanding.

(c)    If, after June 15, 2024, the Company fails to fully declare and pay in cash by the Dividend Payment Date, or is unable to fully declare and pay in cash by such date, all accrued dividends with respect to a Dividend Period, the Company shall, automatically and immediately redeem in cash all of the Series A-1 Preferred Stock, in whole and not in part, plus without duplication, any Unpaid Dividends.

(d)    Any shares of Series A-1 Preferred Stock that are redeemed or otherwise acquired by the Company shall be cancelled upon payment therefor and will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance, but shall not be reissued as shares of Series A-1 Preferred Stock. If only a portion of the shares of Series A-1 Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Company, the Company shall issue and deliver to the Holders a new certificate representing the number of shares of Series A-1 Preferred Stock represented by the surrendered certificate that have not been called for redemption.

Section 11. Voting Powers.

(a)    Upon the consummation of the Stockholder Meeting (and, for the avoidance of doubt, regardless of whether the Requisite Stockholder Approval has been obtained), the Holders shall be entitled to (i) vote with the holders of the Class A Common Stock on all matters submitted for a vote of holders of Class A Common Stock, (ii) when voting with the Class A Common Stock, a number of votes equal to the number of shares of Class A Common Stock such Holder would hold on an “as-converted basis” on the Record Date for the determination of the holders of Class A Common Stock entitled to vote on the matter in question and (iii) notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and Bylaws of the Company, and applicable law or regulation or stock exchange rule, as if the Holders of Series A-1 Preferred Stock were holders of Class A Common Stock.

(b)    Each Holder will have one vote per share on any matter on which Holders of Series A-1 Preferred Stock or the Preferred Stock, collectively, are entitled to vote separately as a class, whether at a meeting or by written consent.

(c)    So long as any shares of Series A-1 Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, modification or alteration of, or supplement to, the Certificate of Incorporation or this Series A-1 Certificate of Designations that would materially and adversely affect the relative rights, preferences, privileges or voting powers of the Series A-1 Preferred Stock or any Holder.

Section 12. Fractional Shares.

(a)    No fractional shares of Class A Common Stock will be issued as a result of any conversion of, or as a dividend on, shares of Series A-1 Preferred Stock.

(b)    In lieu of any fractional share of Class A Common Stock otherwise issuable in respect of any conversion pursuant to Section 7 hereof or any dividends issued pursuant to Section 4(d) hereof, the Company shall pay (concurrently with the issuance of the shares of Class A Common Stock) an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Class A Common Stock determined as of the second Trading Day immediately preceding the Optional Conversion Date, the Mandatory Conversion Date, the Automatic Conversion Date or the Dividend Payment Date, as applicable.

(c)    If more than one share of the Series A-1 Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A-1 Preferred Stock so surrendered.

Section 13. Reservation of Common Stock.

(a)    The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock or shares of Class A Common Stock acquired by the Company and not retired, solely for issuance upon the conversion of shares of Series A-1 Preferred Stock as provided in this Series A-1 Certificate of Designations, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A-1 Preferred Stock then outstanding. The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable. For purposes of this Section 13, the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A-1 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)    Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A-1 Preferred Stock, as herein provided, shares of Class A Common Stock acquired and not retired by the Company (in lieu of the issuance of authorized and unissued shares of Class A Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)    All shares of Class A Common Stock delivered upon conversion of the Series A-1 Preferred Stock or paid as a dividend pursuant to Section 7(c) shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Section 14. Certificated Shares; Replacement Certificates.

(a)    Shares of Series A-1 Preferred Stock shall be evidenced by certificates, which shall bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 26, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

(b)    Upon request of a holder of Series A Preferred Stock or Class A Common Stock subject to this Series A-1 Certificate of Designations, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the

Company shall promptly cause the legend to be removed from any certificate for any Series A Preferred Stock issued or Class A Common Stock to be issued pursuant to the terms of this Series A-1 Certificate of Designations. Each Initial Investor acknowledges that the Series A Preferred Stock issued pursuant to this Series A-1 Certificate of Designations and the Class A Common Stock or Series A Preferred Stock issuable upon conversion of (or as dividends on) such stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Series A Preferred Stock issued pursuant to this Series A-1 Certificate of Designations or any Class A Common Stock or Series A-1 Preferred Stock issuable upon conversion of (or as dividends on) such stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Each Series A-1 Preferred Stock certificate shall be dated the date of its authentication.

(c)    The Company shall replace any mutilated Series A-1 Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.

(d)    Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, shares of Common Stock issued upon conversion of shares of Preferred Stock shall be in uncertificated, book entry form as permitted by the Bylaws of the Company and the Delaware General Corporation Law.

Section 15. Transfer Restrictions.

(a)    Subject to Section 4.2 of the Securities Purchase Agreement and Section 15(b) hereof, the Holders may Transfer to any Person any portion of their Series A-1 Preferred Stock issued pursuant to this Series A-1 Certificate of Designations or any Class A Common Stock or Series A-1 Preferred Stock, as applicable, issued upon conversion of (or as dividends on) the Series A-1 Preferred Stock issued pursuant to this Series A-1 Certificate of Designations; provided, that no Investor (other than the Initial Investors) shall have the right to participate in the appointment of Investor Directors as set forth in Section 4.4 of the Securities Purchase Agreement and Section 19 herein and Section 19 of the Series A-2 Certificate of Designations unless they have qualified as Approved Holders.

(b)    Notwithstanding Section 15(a), the Holders will not at any time knowingly Transfer any Series A-1 Preferred Stock or any Class A Common Stock issued upon conversion of the Series A Preferred Stock pursuant to this Series A-1 Certificate of Designations, held by such Investor to a Company Competitor; provided, however, that this Section 15(b) shall not restrict any Transfer into the public market.

Section 16. Short-Selling. Prior to June 15, 2020, no Holder or any Affiliates of such Holder may, directly or indirectly, sell “short” the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock held by it.

Section 17. Reorganization Event.

(a)    If there occurs:

(i)    any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which Class A Common Stock (but not the Series A-1 Preferred Stock) are changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which Class A Common Stock (but not Series A-1 Preferred Stock) are converted into cash, securities or other property; or

(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or amalgamation) or reclassification, recapitalization or reorganization of the Class A Common Stock (but not the Series A-1 Preferred Stock) into other securities,

(each of which is referred to as a “Reorganization Event,” and such cash, securities or other property, the “Exchange Property,” and the kind and amount of Exchange Property that a holder of one share of Class A Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), an “Exchange Property Unit”), then, at the effective time of such Reorganization Event, without the consent of the Holders, and subject to Section 17(b), the consideration due upon conversion of Series A-1 Preferred Stock, the adjustments to the Conversion Price and the determination of the kind and amount of dividends that Holders will be entitled to receive pursuant to Section 4(b), will be determined in the same manner as if each reference to any number of shares of Class A Common Stock in this Series A-1 Certificate of Designations were instead a reference to the same number of Exchange Property Units. If such Reorganization Event provides for different treatment of shares of Class A Common Stock held by Affiliates of the Company and non-Affiliates or by the Person with which the Company amalgamated or consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Exchange Property and the Exchange Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of Class A Common Stock that are not Constituent Persons or Affiliates of the Company or Constituent Persons. In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate of the Company or a Constituent Person, then for the purpose of this Section 17(a), the composition of the Exchange Property and the Exchange Property Unit will be determined based on the weighted average, as determined by the Company in good faith, of the types and amounts of consideration received by the holders of Class A Common Stock.

(b)    In the event that the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the

Exchange Property that the Holders shall be entitled to receive shall be determined by Holders of a majority of outstanding shares of Series A-1 Preferred Stock on or before the earlier of (i) the deadline for elections by holders of Class A Common Stock and (ii) two Business Days before the anticipated effective date of such Reorganization Event.

(c)    The above provisions of Section 17(a) and Section 17(b) shall similarly apply to successive Reorganization Events.

(d)    The Company (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property and the Exchange Property Unit, and shall provide such other information related to the Reorganization Event as Holders may reasonably request. Failure to deliver such notice shall not affect the operation of this Section 17.

(e)    The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A-1 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 17, and (ii) to the extent that the Company is not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A-1 Preferred Stock into Exchange Property and, in the case of a Reorganization Event described in Section 17(a)(ii), an exchange of shares of Series A Preferred Stock for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Series A-1 Certificate of Designations.

Section 18. [Intentionally Omitted]

Section 19. Board Representation Rights.

(a)    As of the Issue Date, the Board of Directors has increased the size of the Board of Directors by one director (to nine total directors) and caused Phillip Z. Pace (in such capacity, the “Investor Director” and together with any successors or other directors designated by the Investors pursuant to this Section 19, the “Investor Directors”) to be appointed to the Board of Directors. Additionally, Matthew B. Ockwood has been appointed as a non-voting observer to the Board of Directors (in such capacity, the “Investor Observer”). Effective as of the earlier of the first anniversary of the Closing Date and obtaining the Requisite Stockholder Approval, to the extent the Approved Holders Beneficially Own at least (i) 20% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (ii) 30% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 15% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction), the Board of Directors shall take all actions necessary to further increase the size of the Board of Directors by one director (to ten total directors) and to cause the Investor Observer to be appointed as a director on the Board of Directors.

(b)    From and after the Closing Date, for as long as the Approved Holders Beneficially Own any one of the percentages of Series A Preferred Stock or Common Stock set forth below, the holders of a majority of the total number of outstanding shares of Common Stock represented (on an “as-converted basis”) held by such Approved Holders (the “Approved Holder Majority”) shall have the exclusive right (but not the obligation), voting separately as a class, to designate to the Board of Directors, the following number of Investor Directors:

(i)    two Investor Directors (subject to increase pursuant to Section 20(a)(x)), for as long as the Approved Holders Beneficially Own at least (x) 20% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (y) 30% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 15% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (in the case of this clause (i), as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction); and

(ii)    one Investor Director (subject to increase pursuant to Section 20(a)(x)), for as long as the Approved Holders Beneficially Own at least (x) 10% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (y) 15% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing and 5% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) (in the case of this clause (ii), as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction).

(c)    The rights to designate directors pursuant to Section 19(b) shall be held by the Approved Holder Majority, the Initial Investors, and any subsequent Investor designated by an Approved Holder who is approved by the Company in the Company’s sole and absolute discretion (such holders, collectively, the “Approved Holders”).

(d)    The Company and the Board of Directors shall consider in good faith designating at least one (1) Investor Director to committees of the Board of Directors, as appropriate, and to the extent permitted by applicable SEC and stock exchange requirements.

(e)    The Company shall take all actions within its power to cause all designees designated pursuant to Section 19(b) to be included in the slate of nominees recommended by the Board of Directors to the holders of Class A Common Stock for election as directors at each meeting of the Company Stockholders called for the purpose of electing directors (and/or in connection with any election by written consent) and using commercially reasonable efforts to cause the election of each such designated Investor Directors, including (i) voting or providing a written consent or proxy with respect to Common Stock, and soliciting proxies in favor of the election of such nominees, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing required agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) for so long as the Approved Holders retain the right described under Section 19(b), not nominating or recommending the election of any other candidates against or in replacement of such designated Investor Directors.

(f)    Each Investor Director and Investor Observer designated pursuant to Section 19(b) shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal; any vacancy or newly created directorship in the position of an Investor Director may be filled only by the Approved Holder Majority, subject to the fulfillment of the requirements set forth in Section 19(h); and each Investor Director and Investor Observer may, during his or her term of office, be removed at any time, with or without cause, by and only by the Approved Holder Majority.

(g)    At all times while an Investor Director or Investor Observer is serving as a member or observer of the Board of Directors, and following any such Investor Director’s or Investor Observer’s death, disability, resignation or removal, such Investor Director or Investor Observer shall be entitled to all rights to indemnification and exculpation as are then made available to any other member or observer of the Board of Directors.

(h)    Notwithstanding anything to the contrary, any Investor Director or Investor Observer shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof acting in good faith and satisfy all applicable SEC and stock exchange requirements regarding service as a regular director or a board observer of the Company and shall comply in all material respects with the Company’s corporate governance guidelines as in effect from time to time. The Approved Holder Majority shall notify the Company of any proposed Investor Director or Directors in writing no later than the latest date on which the Company Stockholders may make nominations to the Board of Directors in accordance with the Company’s Certificate of Incorporation and Bylaws, together with all information concerning such designee required to be delivered to the Company by the Bylaws and such other information reasonably required by the Company for such purpose.

(i)    The right to designate directors pursuant to Section 19(b) shall automatically terminate at such time as the Approved Holders no longer Beneficially Own a sufficient number of shares required to designate an Investor Director set forth in Section 19(b)(ii), and at such time, if requested in writing by the Company, any Investor Directors or Investor Observer then serving on the Board of Directors in excess of the entitled amount (if less than all then Investor Directors or Investor Observers, then as selected by the Approved Holder Majority) shall promptly resign from the Board of Directors.

(j)    Nothing in this Section 19 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

(k)    If, after termination of this Series A-1 Certificate of Designation and the Series A-2 Certificate of Designations or such time as no shares of Series A Preferred Stock remain outstanding, the Approved Holder Majority continues to satisfy the ownership percentages set forth in Section 19(b) and Section 20, the Approved Holder Majority may

request the Company to enter into a shareholder agreement reflecting the rights set forth in such sections, which the Company and the Approved Holders shall enter into as promptly as practicable after such request (but, in any event, no later than 30 days after such request).

(l)    To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to the Investors or any of their respective Affiliates or any of their respective agents, shareholders, members, partners, directors, officers, employees, Affiliates or subsidiaries (other than the Company and its subsidiaries), including any director or officer of the Company who is also an agent, shareholder, member, partner, director, officer, employee, Affiliate or subsidiary of any Investor (each, a “Specified Party”), even if the business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Specified Party shall have any duty to communicate or offer any such business opportunity to the Company or be liable to the Company or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Company shall indemnify each Specified Party against any claim that such Person is liable to the Company or its stockholders for breach of any fiduciary duty, by reason of the fact that such Person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another Person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Company or its subsidiaries, unless, in the case of a Person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Company.

Section 20. Investor Consent.

(a)    For so long as the Approved Holders Beneficially Own at least (i) 10% of the total number of outstanding shares of Common Stock (on an “as-converted basis”) or (ii) at least 15% of the number of shares of Series A Preferred Stock Beneficially Owned by the Initial Investors as of the Closing (as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction), without the prior affirmative vote or written consent of the Approved Holder Majority, the Company shall not, and (to the extent applicable) shall not permit any Subsidiary to (directly or indirectly, by the way of merger, consolidation, reclassification or otherwise):

(i)    amend, change, alter or otherwise modify the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(ii)    increase the authorized amount of Series A Preferred Stock or issue Series A Preferred Stock except the (x) 5,400 shares of Series A-1 Preferred Stock and 74,600 shares of Series A-2 Preferred Stock issued at the Closing, (y) in-kind dividends payable pursuant to Section 4(d)(i) herein and Section 4(d)(i) in the Series A-2 Certificate of Designations and (z) Series A-1 Preferred Stock issuable upon conversion of Series A-2 Preferred Stock pursuant to Section 7 of the Series A-2 Certificate of Designations;

(iii)    authorize or issue any other preferred equity instruments (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such preferred equity instruments) other than (A) those that are (x) expressly made subordinate to the Series A Preferred Stock, (y) not entitled to receive cash dividends and (z) not mandatorily redeemable until after the seventh anniversary of the Closing Date and payment of any applicable redemption on the Preferred Stock or (B) those, the proceeds of which, are used to immediately redeem all of the outstanding shares of Series A Preferred Stock;

(iv)    authorize, issue or transfer any equity (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such equity) in any subsidiary of the Company other than (A) equity issued or transferred to the Company or another wholly-owned subsidiary of the Company or (B) equity, the proceeds of which, are used to immediately redeem all of the outstanding shares of Series A Preferred Stock;

(v)    incur or refinance any Debt that would result in a ratio of total outstanding Debt (net of up to $10.0 million of unrestricted cash and cash equivalents on hand immediately after such incurrence or refinancing) to trailing four fiscal quarters Adjusted EBITDAX for the Company and its consolidated subsidiaries greater than (A) for any fiscal quarter ending after the date hereof through and including December 31, 2017, 4.50 to 1.00 and (B) for any fiscal quarter thereafter, 4.00 to 1.00, and calculated in good faith on a pro forma basis with respect to any acquisitions (as set forth in the definition of Adjusted EBITDAX) and any repayments or refinancing of Debt; provided, that until the first anniversary of the Closing Date, the Company may issue or borrow up to $250,000,000 in unsecured notes, the proceeds of which are substantially contemporaneously used to (A) first, wholly refinance, repay or retire the Company’s outstanding 8.750% senior unsecured notes due 2019 (the “Existing Notes”), issued pursuant to that certain Indenture, dated as of April 4, 2014, by and among Lonestar Resources America Inc., Wells Fargo Bank, National Association, as trustee, and the guarantors party thereto and, for any proceeds in excess of the Existing Notes, (B) second, reduce amounts outstanding under the Credit Agreement, dated July 28, 2015, among Lonestar Resources America Inc., Citibank, N.A., as Administrative Agent, and the lenders party thereto from time to time, as amended and as the same may be amended, restated, amended and restated and otherwise modified from time to time, (the “RBL”) and (C) third, to the extent any excess remains, to fund development of the Company’s existing and acquired oil and gas assets in Texas;

(vi)    amend, change, alter, modify or repeal the Company’s Certificate of Incorporation or Bylaws in a manner that would materially and adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or its holders;

(vii)    liquidate or dissolve the Company or any of its material Subsidiaries;

(viii)    pay any cash dividends to the Company Stockholders or holders of any other existing and future equity securities (including any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such equity securities) of the Company that are junior in rights to the Series A Preferred Stock, or redeem or repurchase any such Common Stock or other junior equity securities (except redemptions or repurchases in connection with the administration of any employee benefit plan in the ordinary course of business);

(ix)    enter into any material new line of business or fundamentally change the nature of the Company’s business; or

(x)    modify the size of the Board of Directors, other than to increase the size of the Board of Directors up to a maximum of 12 directors, provided that for so long as the Approved Holders maintain the right to appoint one or more directors to the Board of Directors, the Investor Director(s) shall maintain the same proportionate share of the Board of Directors after the increase in size as they had prior to the increase in size, rounded up to the nearest whole director.

Section 21. Miscellaneous.

(a)    All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 600 Bailey Avenue, Suite 200, Fort Worth, Texas 76107 or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)    The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A-1 Preferred Stock or shares of Class A Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A-1 Preferred Stock or Class A Common Stock or other securities in a name other than that in which the shares of Series A-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable. To the extent any Holder shall become liable for or subject to any taxes, levies, imposts, duties, fees, assessments, withholding or other charges of whatever nature resulting from the exchange into the Notes pursuant to Section 4(e)(ii), the Company shall promptly indemnify and hold harmless such Holder against any such amounts at the highest maximum combined marginal federal, state and local income tax rates to which any such Holder may be subject.

(c)    No share of Series A-1 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d)    The shares of Series A-1 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law or the Securities Purchase Agreement.

IN WITNESS WHEREOF, LONESTAR RESOURCES US INC. has caused this Series A-1 Certificate of Designations to be signed by its authorized corporate officer this 15th day of June, 2017.

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken, III
Title:	Chief Executive Officer

[Signature Page to A-1 Certificate of Designations]